Exhibit 99.1
WARWICK VALLEY TELEPHONE COMPANY DECLARES DIVIDEND
(Warwick, NY, September 8, 2006) The Board of Directors of the Warwick Valley Telephone Company (Nasdaq: WWVY) declared a regular quarterly dividend of $0.20 per share of Common Stock. The dividend is payable on September 30, 2006 to shareholders of record as of September 20, 2006.
In addition, the Board of Directors declared the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of 5% Cumulative Preferred Stock to be paid on September 30, 2006 to shareholders of record as of September 20, 2006.
Warwick Valley Telephone Company is a full service telecommunications company operating in southern Orange County, N.Y. and portions of northwestern N.J. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local, long distance, Internet and Video Services.

Contact:	Warwick Valley Telephone Co. Herbert Gareiss, Jr. President & CEO (845) 986-8080